UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2012

CDEX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49845	52-2336836
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4555 South Palo Verde, Suite 123 Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 745-5172
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 2, 2013, the Board of Directors of CDEX Inc. (the “Company”) appointed Jason Bradley Terrell, M.D. to serve as a member of the Board of Directors.  Dr. Terrell has been the Company’s Medical Director since January 25, 2012.

Dr. Terrell is currently a corporate medical director for Any Lab Test Now©, the largest direct access medical testing franchise in the United States. Dr. Terrell currently owns and operates multiple medical laboratory testing facilities in the Southwest United States.  He earned his Bachelor of Science in Biochemistry from Hardin-Simmons University, graduating Summa Cum Laude and recipient of the Holland Medal of Honor.  He earned his MD from the University of Texas at Houston School of Medicine. Dr. Terrell serves on the Board of Directors for Terrell Oil and Gas Production Company, Inc, a privately held oil and gas exploration, production and operating company and Dr. Terrell is also the owner of Terrell Property Development, specializing in large multi-family real estate development.

On December 27 and 24, 2012, respectively, General (Ret.) Robert H. “Doc” Foglesong and Mr. Frank E. Wren each notified the Company that he has opted not to continue to serve on the Company’s Board of Directors beyond the end of his current term which, in each case, was December 31, 2012.

Also, effective December 31, 2012, Mr. Brian M. Jenkins resigned from the Company’s Board of Directors saying in part, “the expectation that the company would be developing technology applicable to the national security domain where my own knowledge would allow me to provide strategic advice.  While I believe that the technology can eventually be adapted to explosives detection, the strategic direction of the company for the immediate future will be in the medical arena.  I have little to offer in this area and would have departed the board earlier were it not for the bankruptcy.  As a board member, I believed that protecting the interests of the shareholders would not be best served by creating unnecessary turbulence and uncertainty in the management of the company while in bankruptcy.  Now that CDEX has successfully navigated the bankruptcy, this is an appropriate time for me to depart and for the company to chart a new course with new board members.”

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDEX INC.

Date: January 07, 2013	By:	/s/ Stephen McCommon
Stephen McCommon, CFO